Exhibit 5.1

September 3, 2024

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Ladies and Gentlemen:

We have acted as counsel to Imunon, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $5,500,000 (the “Shares”), pursuant to the At the Market Offering Agreement, dated as of May 25, 2022, as amended by Amendment No. 1 to At the Market Offering Agreement, dated as of May 15, 2024 (as amended, the “ATM Agreement”), between the Company and H.C. Wainwright & Co., LLC, as sales agent. The offer and sale of the Shares are being registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-279425), which was filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2024 (the “Registration Statement”).

We have reviewed the ATM Agreement, the Registration Statement and the prospectus, dated May 22, 2024, as supplemented by a prospectus supplement with respect to the offer and sale of the Shares, as filed with the SEC on September 3, 2024. We have also reviewed the notice of the Registration Statement’s effectiveness, dated May 22, 2024, posted on the website of the SEC at www.sec.gov, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the ATM Agreement and upon receipt by the Company of full payment therefor in accordance with the ATM Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP